UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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NCI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NCI, Inc.
11730 Plaza America Drive, Suite 700
Reston, Virginia 20190
April 29, 2011
Dear Fellow Stockholder:
You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 8, 2011 at 10:00 a.m., local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191.
We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials, so you may be informed about the business to come before the meeting.
Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.
We look forward to seeing you at the meeting.

Sincerely,

Charles K. Narang
Chairman and Chief Executive Officer

NCI, INC.
11730 Plaza America Drive, Suite 700
Reston, Virginia 20190
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2011
You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 8, 2011 at 10:00 a.m., local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191.
The matters proposed for consideration at the meeting are:
1.	To elect nine persons as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	To ratify of the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors has set April 11, 2011 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the 10 days before the Annual Meeting during ordinary business hours at the principal executive office of the Company at the previously indicated address. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure all your shares are voted. The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 29, 2011.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2011
The proxy statement and our 2010 annual report are also available at
http://materials.proxyvote.com/62886K.

By Order of the Board of Directors,

Michele R. Cappello
General Counsel and Corporate Secretary
Reston, Virginia
April 29, 2011
IT IS IMPORTANT THAT YOU COMPLETE AND RETURN
THE ENCLOSED PROXY CARD PROMPTLY

NCI, INC.
11730 Plaza America Drive, Suite 700
Reston, Virginia 20190
PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors of NCI, Inc. (the Board) solicits the accompanying proxy to be voted at the 2011 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, June 8, 2011 at 10 a.m., local time, at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.
This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 29, 2011. This proxy statement and our 2010 annual report are also available at http://materials.proxyvote.com/62886K.
PURPOSES OF THE MEETING
At the Annual Meeting, we will ask you to consider and act upon the following matters:
1.	To elect nine persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	To ratify of the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
GENERAL INFORMATION
Record Date and Stockholders Entitled to Vote
Record Date. Our Board has fixed the close of business on April 11, 2011 as the record date (the Record Date) for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.
Our Common Stock. We have two classes of outstanding stock: our Class A Common Stock and Class B Common Stock. As of April 11, 2011 a total of 13,675,781 shares were outstanding: 8,475,781 shares of Class A Common Stock and 5,200,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock they hold on the Record Date.
Stockholder List. We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the 10 days before the Annual Meeting. During such time, you may visit us at our principal executive office at the previously indicated address during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters
Quorum. The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.
Broker Non-Votes. A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.
How to Vote Your Shares. Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a completed, signed, and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may (i) vote “For” all the nominees or (ii) “Withhold Authority” with respect to some or all nominees. With respect to the advisory vote on executive compensation, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. With respect to the vote on the frequency of holding an advisory vote on executive compensation, you may (i) vote to hold the vote every “1 year”, (ii) vote to hold the vote every “2 years”, (iii) vote to hold the vote every “3 years”, or (iv) “Abstain” from voting on the proposal. With respect to ratification of the appointment of Ernst & Young LLP to serve as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2011, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. If you vote by mail and you return a proxy card that is unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted in accordance with the Board’s recommendations.
Vote Required — Election of Directors. If a quorum is present, the nine nominees for director who receive the most votes cast at the Annual Meeting, either in person or by proxy, will be elected. As a result, abstentions and broker non-votes will not affect the outcome of the vote on this matter — they are treated as neither votes for nor votes against the election of directors.
Vote Required — Advisory Vote on Executive Compensation. If a quorum is present, the advisory vote on executive compensation will be held and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. You may “(i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes will not affect the outcome of the vote on this matter — they are treated as neither votes for nor votes against the proposal. While the Board of Directors intends to carefully consider the shareholder’s vote resulting from the advisory vote on executive compensation, the final vote will not be binding on us and is advisory in nature.
Vote Required — Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation. If a quorum is present, the advisory vote on the frequency of holding an advisory vote on executive compensation will be held and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. You may (i) vote to hold the vote every “1 year”, (ii) vote to hold the vote every “2 years”, (iii) vote to hold the vote every “3 years”, or (iv) “Abstain” from voting on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this matter. While the Board of Directors intends to carefully consider the shareholder’s vote resulting from the advisory vote on the frequency of holding a vote on executive compensation, the final vote will not be binding on us and is advisory in nature.
Vote Required — Ratification of Independent Registered Public Accounting Firm. If a quorum is present, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011 will be voted on and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm.

Other Business at the Meeting. We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Messrs. Charles K. Narang and Terry W. Glasgow, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.
Ownership by Insiders. As of April 11, 2011 our directors and executive officers beneficially owned an aggregate of 6,017,843 shares of Class A Common Stock and Class B Common Stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 11, 2011), which constitutes approximately 43% of our outstanding common stock and 87% of the voting control of common stock entitled to vote at the Annual Meeting.
Tabulation of Votes. Ms. Maureen Crystal, our Vice President of Investor Relations, has been appointed Inspector of Elections for the Annual Meeting. Ms. Crystal will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.
Announcement of Voting Results. We will announce preliminary voting results at the Annual Meeting and within four business days of the Annual Meeting in a current report on Form 8-K that we will file with the Securities and Exchange Commission (SEC). To the extent the final results are not known and disclosed within four business days of the Annual Meeting, we will disclose the final results in an amended current report on Form 8-K that we will file with the SEC within four business days after such final results are known.
Revoking Your Proxy. If you execute a proxy pursuant to this solicitation, you may revoke it at any time before its exercise by doing any one of the following:
•	Delivering written notice to our Corporate Secretary, Ms. Michele R. Cappello, at our principal executive office.
•	Executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office.
•	Voting in person at the Annual Meeting.
To be effective, our Corporate Secretary must actually receive your notice or later-dated proxy before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting before the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.
Solicitation. The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.
We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials. Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, phone: (703) 707-6900, Attention: Ms. Maureen Crystal, Vice President of Investor Relations. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the preceding address and phone number.
Notice of Internet Availability
This proxy statement and our 2010 annual report are available at http://materials.proxyvote.com/62886K.

BENEFICIAL OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 11, 2011 by (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, or the named executive officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.
Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, Virginia 20190.

	Number of Shares		Percentage of Class
	Beneficially Owned (1)		Owned (%)		Percentage
	Class A	Class B	Class A	Class B	of Total
	Common	Common	Common	Common	Voting
Name of Beneficial Owner	Stock	Stock	Stock	Stock	Power
Charles K. Narang (2)	378,946	5,200,000	4.5%	100.0%	86.6%
Terry W. Glasgow (3)	166,591	—	1.9	—	*
Michele R. Cappello (4)	77,573	—	*	—	*
James P. Allen (5)(6)	43,119	—	*	—	*
John E. Lawler (5)	30,860	—	*	—	*
Paul V. Lombardi (5)	25,860	—	*	—	*
J. Patrick McMahon (5)	30,700	—	*	—	*
Philip O. Nolan	—	—	*	—	*
Stephen L. Waechter (7)	22,334	—	*	—	*
Daniel R. Young (5)	41,860	—	*	—	*
All executive officers and directors as a group (10 persons)	817,843	5,200,000	9.2	100.0	86.8
Royce & Associates, LLC (8)	1,054,875	—	12.4	—	1.7
Narang Family Trust and affiliates (9)	1,000,000	—	11.8	—	1.7
Neuberger Berman, Inc. (10)	842,355	—	9.9	—	1.4
Blackrock, Inc. (11)	621,222	—	7.3	—	1.0
Investment Counselors of Maryland, LLC (12)	574,900	—	6.8	—	1.0
Ameriprise Financial, Inc. (13)	543,113		6.4	—	*
SunTrust Banks, Inc. (14)	478,946	—	5.7	—	*

*	Less than 1%.

(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 19, 2011 through the exercise of any stock option, warrant, or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	Includes 378,946 shares of Class A Common Stock held in two Grantor Retained Annuity Trusts (GRAT), for which SunTrust Banks, Inc. is the trustee. Mr. Narang has shared investment power, but no voting power, over these shares. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Chander K. Narang 2004 GRAT for the benefit of Charles K. Narang. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Shashi K. Narang 2004 GRAT for the benefit of Shashi K. Narang, wife of Charles K. Narang.

(3)	Includes 155,591 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2011.

(4)	Includes 77,473 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2011.

(5)	Includes 23,860 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2011.

(6)	Includes 3,000 shares held in a margin account.

(7)	Includes 17,334 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2011.

(8)	Information based solely on a Schedule 13G/A dated January 18, 2011 and filed with the SEC. Royce & Associates, LLC (Royce) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has sole power to vote and dispose of 1,054,875 shares of our Class A Common Stock. The address of Royce is 745 Fifth Avenue, New York, NY 10151.

(9)	Information based solely on a Schedule 13G/A dated February 17, 2009 and filed with the SEC. Includes 1,000,000 shares of Class A Common Stock owned of record by Narang Family Limited Partnership (NFLP). The general partner of NFLP is Narang Holdings LLC (NHLLC), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhugra have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (NFT) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares.

(10)	Information based solely on a Schedule 13G/A dated February 14, 2011 and filed with the SEC. Neuberger Berman Inc. (Neuberger) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has shared power to vote 536,286 and shared power to dispose of 842,355 shares of our Class A Common Stock. The address of Neuberger is 605 Third Avenue, New York, NY 10158.

(11)	Information based solely on a Schedule 13G/A dated February 7, 2011 and filed with the SEC. Blackrock Inc. (Blackrock) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a parent holding company and has sole power to vote and dispose of 621,222 shares of our Class A Common Stock. The address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(12)	Information based solely on a Schedule 13G dated January 27, 2011 and filed with the SEC. Investment Counselors of Maryland, LLC (Investment Counselors) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a registered investment advisor and has sole power to vote 442,000 shares, shared power to vote 132,900 shares, and sole power to dispose of 574,900 shares of our Class A Common Stock. The address of Investment Counselors is 803 Cathedral Avenue, Baltimore, MD 21201.

(13)	Information based solely on a Schedule 13G dated January 27, 2011 and filed with the SEC. Ameriprise Financial Inc. (AFI) is the parent holding company of Columbia Management Investment Advisors, LLC (Columbia), and its investment advisor subsidiary. AFI and Columbia are deemed to be the beneficial owners of the shares of our Class A Common Stock in the accounts for which they serve as parent holding company and investment advisor, respectively,and have shared power to vote 338,566 shares and shared power to dispose of 543,113 shares of our Class A Common Stock. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address of Columbia is 100 Federal St., Boston, MA 02110.

(14)	Information based solely on a Schedule 13G/A dated January 28, 2011 and filed with the SEC. SunTrust Banks, Inc. (SunTrust) is the parent holding company of GenSpring Holdings, Inc. (GenSpring). Suntrust and GenSpring are deemed to be the beneficial owners of the 478,946 shares of our Class A Common Stock in the accounts of one or more of SunTrust’s subsidiaries and have sole power to vote 378,946 shares and sole power to dispose 478,946 shares of Class A Common Stock. SunTrust and its subsidiaries disclaim any beneficial interest in the shares reported. The address of SunTrust is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides additional information as of December 31, 2010 regarding shares of our Class A Common Stock authorized for issuance under its equity compensation plan.

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted	Remaining Available For
	Exercise of	Average Exercise	Future Issuance Under
	Outstanding	Price of	Equity Compensation Plans
	Options	Outstanding	(Excluding Securities
Plan Category	(a)	Options	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders (1)	1,098,446	$18.18	1,283,758

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,098,446	$18.18	1,283,758

(1) Our only equity compensation plan is The Amended and Restated 2005 Performance Incentive Plan.

ELECTION OF DIRECTORS
(PROPOSAL 1)
General Information
During 2010, the Board held nine meetings. Our Board is currently composed of nine members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation, or removal).
Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the nine persons named below to serve as a director until the 2012 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.
Substitute Nominees
If, at the time of or before the Annual Meeting, any nominee is unable to be a candidate when the election occurs, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate any nominee will be unable to be a candidate for election or will otherwise decline to serve.
Vacancies
Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.
Information Regarding the Nominees for Election as Directors
The name of each nominee for election as director, age as of April 29, 2011 and certain additional information with respect to each nominee concerning his principal occupation, other affiliations, and business experience during the last five years, are set forth below.
Nominees for Election as Director

		Director
Name	Age	Since	Committees
Charles K. Narang	69	1989
Terry W. Glasgow	67	2007
James P. Allen	62	2004	Audit (Chair) and Compensation
John E. Lawler	61	2004	Nominating/Governance (Chair) and Audit
Paul V. Lombardi	69	2004	Compensation (Chair) and Audit
J. Patrick McMahon	69	2005	Nominating/Governance and Mergers and Acquisition
Philip O. Nolan	52	2011	Compensation and Mergers and Acquisition
Stephen L. Waechter	61	2007	Mergers and Acquisition (Chair)
Daniel R. Young	77	2005	Compensation and Nominating/Governance
Charles K. Narang founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. Mr. Narang holds a Master’s degree in Industrial Engineering, a Master of Business Administration degree, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.
Mr. Narang possesses particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience. His demonstrated capabilities in leading and guiding our Company through 20 years of substantial growth provide the Board with a key understanding of the Company, its culture, its personnel, and its strengths and weaknesses. These capabilities combined with his prior business, financial and managerial experience strengthen the Board’s collective qualifications, skills, and experience and make him ideally qualified to lead NCI’s Board.

Terry W. Glasgow joined us during 2004. He has served as a director and our President since February 2007. From February 2007 until July 2008, he served as our President and Chief Operating Officer. From May 2004 until February 2007, he served as our Chief Operating Officer. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area. Before 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of its Satellite Division and Vice President and Controller of its Command, Control, and Communications Division.
Mr. Glasgow possesses significant knowledge and experience in providing information technology and professional services to Federal Government customers. His experience spans all aspects of our Company’s business activities, including: financial management; business development; and operations management. His knowledge and experience provides the Board with balanced understanding of federal procurement activities and market trends. His relevant and detailed understanding of the Company’s market area provides the Board with unique insight into contemporary business issues and corporate strategy and strengthens the Board’s collective qualifications, skills, and experience.
James P. Allen has served on our Board of Directors since October 2004. Mr. Allen previously served as Executive Vice President and Chief Financial Officer of Global Defense Technology & Systems, Inc. (now known as “Sotera Defense Solutions, Inc.“), a provider of mission-critical systems and services to the national security agencies of the Federal Government, from May 2009 until September 2010. Previously, Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded Federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation during August 2003. Before Veridian, he served as CFO for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the Federal IT services sector.
Mr. Allen possesses particular knowledge and experience in providing financial leadership to companies of the size and in this industry that provide information technology and professional services to the Federal Government. Mr. Allen’s background brings an important capability to the Board, as well as the Audit Committee, and strengthens the Board’s collective qualifications, skills, and experience.
John E. Lawler has served on our Board of Directors since October 2004. Mr. Lawler is currently the CEO and Chairman of the Board of Sterling Wealth Management, Inc., a registered investment advisory firm and President of East West Financial Services, Inc., a diversified financial management, tax, and consulting firm. Before forming these companies, Mr. Lawler served in executive positions of two major Washington, D.C. public affairs and governmental relations firms, including Gray and Company, which he assisted in its IPO and served as its Chief Financial Officer. Mr. Lawler also served in top administrative positions of the U.S. House of Representatives, including Chief of the Office of Finance. Mr. Lawler currently serves on the Board of Trustees of two non-profit endowments and the board of L-1 Identity Solutions (ID), an identity solutions and biometrics company traded on the New York Stock Exchange where he is that company’s designated financial expert and is chairman of that company’s audit committee.
Mr. Lawler’s experience has provided him with in-depth knowledge of Federal Government appropriations and legislative procedures that are key to our business. He also brings an understanding of investor relations, analyst reporting, and the perspective of the investment community. As President of East West Financial Services, Inc., he remains abreast of important governance matters for directors of public companies as well as a financial background that qualifies him as a designated financial expert. As a result of these and other professional experiences, Mr. Lawler possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.
Paul V. Lombardi has served on our Board of Directors since October 2004. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (CSC) during 2003. Before his association with DynCorp, Mr. Lombardi was employed at PRC Inc. where he held a variety of executive-level positions, including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the Federal IT services sector. Before entering the private sector, Mr. Lombardi had 17 years of public service in increasing higher executive positions in the Defense and Energy Departments. Mr. Lombardi currently serves on the Board of Directors of Vangent, Inc. a managed service company that has publicly traded debt.

Mr. Lombardi’s experiences as a CEO and senior executive at several government information technology and professional services companies which do business with the Federal Government provides relevant insight and a breadth of knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.
J. Patrick McMahon has served on our Board of Directors since January 2005. Mr. McMahon is an attorney at the firm of General Counsel, P.C. in Mclean, Virginia where he practices corporate law with a primary focus on companies that offer information technology products and services to the Federal Government. Before this position, Mr. McMahon served as a legislative attorney for the Secretary of Defense where he worked with the staffs of all the Uniformed Services and the staffs of the House and Senate Armed Services Committees. Mr. McMahon’s other Government service positions included: legislative attorney for the Secretary of the Navy; Navy Judge Advocate General’s Office; Administrative Law Division; and U.S. Marine Corps officer. Mr. McMahon serves as the President and Director of Info4Sure, Inc., a privately held, federal information technology services company.
Mr. McMahon brings industry expertise in the legal field having advised many businesses throughout his career. In addition, he offers particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience.
Mr. Philip O. Nolan has served on our board since February 2011. Previously, Mr. Nolan was the Chairman and Chief Executive Officer of Stanley, Inc. (Stanley) a provider of information technology services and solutions to U.S. defense, intelligence, and federal civilian government agencies. Prior to joining Stanley in 1989, Mr. Nolan served on active duty in the U.S. Navy from 1981 to 1988, most recently as Deputy Program Manager for Weapons Integration for the Submarine Launched Cruise Missile Project. Mr. Nolan remained an active member of the U.S. Navy Reserve following his release from active duty until his retirement in December 2005. Mr. Nolan received a B.S. degree in physics from the U.S. Naval Academy, an M.S.E. degree in engineering management from the Catholic University of America and a J.D. degree from George Washington University. Mr. Nolan serves on the Board of Directors of Camber Corporation and as an outside director for Stratos Government Services, Inc. In addition, he is on the advisory boards of Pragmatics, Inc. and Blue Delta Management, LLC.
Mr. Nolan’s 21 years of service as a senior executive officer and 14-year tenure as President of Stanley, as well as his prior experience in the armed services, provides the Board of Directors a deep understanding and appreciation of our business and the customers we serve. His service to Stanley, together with the leadership positions he has maintained in our industry, provide him with valuable perspective on leadership and management challenges that face our company.
Stephen L. Waechter has served on our Board of Directors since June 2007. Mr. Waechter currently serves as Chief Financial Officer and Vice President Business Operations for ARINC, Inc. a provider of communications, engineering, and integrated solutions for the Aviation/Aerospace/Defense industries since June 2008. Mr. Waechter served as the Executive Vice President, Chief Financial Officer, and Treasurer for CACI International Inc. (CACI) from 1999 until his retirement during January 2007. Before CACI, Mr. Waechter held Chief Financial Officer positions at GTSI Corp., Vincam Group, Inc., and Applied Bioscience International, Inc. He began his career at General Electric during 1974, and progressed through its financial organization, where he became the Vice President of Finance for GE Information Services from 1989 to 1993. Mr. Waechter serves as a director for Strategic Diagnostics, Inc. and Social and Scientific Systems, Inc.
Mr. Waechter possesses significant financial and business experience in our market sector. His experience in financial controllership and management, as well as with mergers and acquisitions provide important knowledge and information to the Company and the Board. Mr. Waechter’s prior experiences with other companies in our market area provide valuable insight to the Board in such matters and strengthen the Board’s collective qualifications, skills, and experience.
Daniel R. Young has served on our Board of Directors since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to CEOs and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (FDC) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and before that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young also served as an officer in the U.S. Navy. He is also a director of GTSI Corp.

Mr. Young brings to the Board extensive experience within our market sector spanning 25 years of managing and directing companies of similar and larger size. In addition, Mr. Young continues to be active in our market area and has significant insight into market activities and issues. Mr. Young’s senior executive background provides NCI with a broad range of expertise to include business strategy, execution and compensation industry practices. His background and experience strengthen the Board’s collective qualifications, skills, and experience.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES PREVIOUSLY NAMED.
Independence and Composition
The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lawler, Lombardi, McMahon, Nolan, Waechter, and Young, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and third parties as well as research conducted by management. In addition, the Nominating/Governance Committee consulted with our General Counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations, as well as the NASDAQ listing standards.
Stockholder Communication with the Board
We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.
Director Attendance at Annual Meeting of Stockholders
We invite all our directors to attend our annual meeting of stockholders, and we strongly encourage them all to do so. All our directors serving at the time of the 2010 Annual Meeting of Stockholders were in attendance.
Code of Ethics
During January 2008, we updated our Code of Ethics, which sets forth the policies composing our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “About Us” page on our website: www.nciinc.com and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.
The Board’s Role in Risk Oversight
The Board of Directors has oversight responsibility of the processes established by management to report and monitor systems for material risks applicable to the Company. In addition, the Board considers the risks inherent in NCI’s corporate strategy and offers insight to management relating to enterprise risk. At Board meetings, the Board considers strategic risks and opportunities as well as risks to the Company’s reputation and reviews risks related to the sustainability of its operations. The Board regularly receives reports from its committees which include risk oversight in their areas of responsibility. Presentations from the CFO, as well as operational mangers, are reviewed and areas of risk are discussed. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Audit Committee also regularly reviews risks associated with treasury (insurance, credit, and debt), financial reporting and accounting, legal, compliance, information technology security, and other risk areas. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The Nominating/Governance Committee, as part of its regular meeting, reviews ethics compliance and contract terms and conditions as a means of monitoring enterprise risk associated with those areas.

Board Leadership Structure
Mr. Narang is our Chairman and Chief Executive Officer. Mr. Narang founded the Company over 20 years ago and has grown the Company to over $500 million in revenue. Mr. Narang has approximately 41% economic ownership of the Company and approximately 87% voting ownership of Company. The Board continues to believe that Mr. Narang is the best person to continue leading the Company for the foreseeable future. During Board meetings when Mr. Narang is present, he leads the Board.
The lead independent director position is determined by the issues to be discussed by the independent members of the Board and is lead by the relevant Committee Chairman. Independent members of the Board met in executive session three times during 2010. Mr. Lawler, as Chairman of the Nominating /Governance Committee, was the lead director during these executive sessions.
Attendance at Board and Committee Meetings
It is the Company’s policy to encourage all directors to attend in person or, if not possible, via teleconference where feasible, all Board of Directors and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held nine meetings during 2010.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, and a Mergers and Acquisition Committee. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of all our Committees are independent as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. A copy of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee is available both at the “Investors” section of the Company’s website located at www.nciinc.com under “Governance” and in print to any stockholder who requests it.
Audit Committee. The Audit Committee, which consists of Messrs. Allen (chairman), Lombardi, and Lawler, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and our system of internal control over financial reporting. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held six meetings during 2010.
Nominating/Governance Committee. The Nominating/Governance Committee, which consists of Messrs. Lawler (chairman), McMahon, and Young, oversees all aspects of our corporate governance functions; makes recommendations to the Board regarding corporate governance issues; identifies, reviews, and evaluates candidates to serve as directors; and makes such other recommendations to the board regarding affairs relating to our directors. The Nominating/Governance Committee held two meeting during 2010.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills, and experience of other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as (a) the skills of each member of the Board, including each director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters; (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment, and independence; and (c) the general composition of the Board, which may include public company experience of the directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board of Directors for inclusion on the attached proxy card.
Board Diversity. The Company does not have a specific policy on diversity relating to the selection of nominees for the Board, but the Board believes that while diversity and a variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, sexual orientation, or identity. In selecting a director nominee, the Nominating/Governance Committee focuses on diversity in the broadest sense, considering, among other things, skills, expertise, or background that would complement the existing board, recognizing that the Company’s businesses and operations are unique and focused on the information technology and professional services to the Federal Government.
The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement titled, “Deadline for Stockholder Proposals,” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management, or employees.
Compensation Committee
General. The Compensation Committee presently consists of Messrs. Lombardi (chairman), Allen, Nolan, and Young. Mr. Nolan joined our Board of Directors and the Compensation Committee in February 2011. Mr. Nolan did not participate in any meetings prior to his joining the Board of Directors. The Compensation Committee held three meetings during 2010. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, the General Counsel and other members of management. The Compensation Committee also regularly meets in executive session without management. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:
•	Financial reports on year-to-date performance versus budget and compared to prior year performance.
•	Calculations and reports on levels of achievement of individual and corporate performance objectives.
•	Reports on NCI’s strategic objectives and budget for future periods.
•	Information on the executive officers’ stock ownership and option holdings.
•	Peer companies’ information regarding compensation programs and compensation levels.
These materials may also be reviewed during regular Board of Directors meetings.
Role of the Compensation Committee. The Compensation Committee is responsible for (i) overseeing the determination, implementation, and administration of the remuneration (including compensation, benefits, bonuses, and perquisites) of all directors and executive officers of the Company, (ii) reviewing and approving equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans. Our compensation program and policies are designed to help us attract, motivate, and retain executives of outstanding ability to maximize return to stockholders.

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:
•	Evaluating employee performance;
•	Establishing business performance targets and objectives; and
•	Recommending salary levels and option awards.
The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The Chief Executive Officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:
•	Background information regarding NCI’s strategic objectives;
•	His evaluation of the performance of the senior executive officers; and
•	Compensation recommendations as to senior executive officers (other than himself).
Delegation of Authority. Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Company’s Amended and Restated 2005 Performance Incentive Plan (the Plan). However, annually, the Compensation Committee allocates a pool of stock options and delegates to management the right to grant stock options from the pool to non-executive employees based on specific guidelines for recruitment, performance incentive, and retention purposes (the “Stock Option Allocation Guidelines” for non-executives). Any option grants that fall outside the Stock Option Allocation Guidelines must be approved by the Compensation Committee.
Compensation Committee Interlocks and Insider Participation. No members of our Compensation Committee during fiscal year 2010 were officers or employees of the Company or former officers of the Company and no members of our Compensation Committee had any relationship with the Company during fiscal year 2010 requiring disclosure as a related party transaction under the SEC’s rules.
None of our executive officers in fiscal year 2010 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

EXECUTIVE OFFICERS
Charles K. Narang, 69, founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang is our Principal Executive Officer. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. He holds a Master’s degree in Industrial Engineering, a Master of Business Administration degree, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.
Terry W. Glasgow, 67, joined us during 2004. He has served as a director and our President since February 2007. From February 2007 until July 2008, he served as our President and Chief Operating Officer. From May 2004 until February 2007, he served as our Chief Operating Officer. He served as our Executive Vice President of Federal Programs from January 2004 until May 2004. From 1991 through 2003, Mr. Glasgow was the Vice President/General Manager of Computer Sciences Corporation’s Army Programs business area. Before 1991, Mr. Glasgow was Vice President of Ford Aerospace and Communications Army Programs in Colorado Springs. While at Ford Aerospace, Mr. Glasgow held numerous executive positions, including Controller of its Satellite Division and Vice President and Controller of its Command, Control, and Communications Division.
Michele R. Cappello, 60, joined NCI during August 1997. Since February 2009, she has served as our Senior Vice President and General Counsel. From August 1997 until February 2009, she served as General Counsel and Vice President of Contracts and Purchasing. In addition, she is the corporate secretary. Ms. Cappello has more than 25 years of experience in Government contract procurement and is responsible for all legal, contractual, and purchasing matters for the corporation. Before joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its spin-off company, Netcom Solutions International, as well as positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her JD from George Mason University School of Law.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
The Audit Committee of the Company’s Board of Directors is composed of Messrs. Allen, Lawler, and Lombardi. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.
In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of the NCI, Inc. financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter is available both at the “Investors” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.
Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements and issuing a report on internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has accomplished, among other things, the following:
•	It has reviewed and discussed the audited financial statements for 2010 with management.
•	It has discussed with its independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.
•	It has received from Ernst & Young LLP, written disclosures and the letter required by applicable PCAOB rules regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.
•	It has discussed with Ernst & Young LLP its independence from us.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.
Dated as of April 29, 2011
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
James P. Allen, Chairman
John E. Lawler
Paul V. Lombardi

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis addresses the following topics:
•	Our compensation objectives and elements of executive compensation;

•	Our compensation-setting process;

•	Components of our executive compensation program; and

•	Our compensation decisions for 2010 and base compensation for 2011.
In this “Compensation Discussion and Analysis” section, the term “Committee” refers to the Compensation Committee of NCI’s Board of Directors.
Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:
•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;
•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;
•	Focus and motivate executives on the achievement of defined objectives; and
•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.
In designing and administering our executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.
The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:
•	Base compensation (consisting of salary);
•	Short-term incentive compensation (consisting of cash bonuses); and
•	Long-term incentive compensation (consisting of equity-based awards under the Incentive Compensation Plan).
Executive officers also receive certain benefits and other perquisites.
The Compensation Committee Process
Annual Evaluation
The Committee meets in executive session each year to evaluate the performance of the named executive officers, determine their annual bonuses for the prior year, establish their annual performance objectives for the current year, set their base salaries for the current year (effective February 1), and consider and approve any grants to them of equity incentive compensation.
Although many compensation decisions are made in the first quarter of the year, our compensation-planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluating management performance, and considering the business environment are year-round processes.
The Compensation Committee reviewed a peer group analysis, as well as information on the current economic environment on executive compensation. The Committee felt the Company was in line with peer trends as far as compensation type and amounts, and that the current economic environment was considered and the committee acted accordingly.

Performance Objectives
Our process begins with establishing individual and corporate performance objectives for senior executive officers in the first quarter of each year. We engage in an active dialog with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Quarterly during the year, we review company performance against the metrics set during the first quarter.
Certain members of senior management, including the named executive officers, are incentivized to reach certain financial milestones such as revenue, net income, days sales outstanding, and other financial measures. Presently, we do not have a “claw back” policy for financial bonuses other than that imposed by Section 304 of the Sarbanes-Oxley Act. The claw back feature of Section 304 of the Sarbanes-Oxley Act is limited to the chief executive and chief financial officers and is based on misconduct that results in material noncompliance with the issuer of the financial reporting requirements of the federal securities laws. We believe we have sufficient financial policies and procedures in place to prevent situations where a claw back policy would be necessary.
We have determined that it is not reasonably likely that our compensation and benefit plans would have a material adverse effect on the Company. The Company has reached its conclusion using benchmarking against peer companies executives to ensure the Company’s compensation policies and practices are in line with those peer companies. The Company also does not base executive compensation solely on one financial criterion, such as earnings per share, but on several critical success factors so as to not place all of management’s focus on achieving a single financial objective. The financial targets are all Company-wide objectives which limit the ability of a single person to influence individual or corporate wide incentive payouts. Thus the Company mitigates potential short-term excessive risk taking and aligns executives’ compensation with increasing long-term shareholder value.
Benchmarking
While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. For purposes of reviewing pay practices, we generally consider the following companies to be our peer group: CACI International, Inc., Dynamics Research Corporation, Global Defense Technology & Systems, Inc. (now known as “Sotera Defense Solutions, Inc.“), ICF International, Inc., ManTech International Corporation, and SRA International, Inc. We gather this information from the most recent public documents and filings. We also evaluate our pay practices against various salary surveys.
During 2009, the Compensation Committee engaged Mercer, LLC (“Mercer”, a contracted Human Resources Consultant) to review the executive (Section 16 and below) and director compensation paid by the Company, as compared with peer companies of a similar size. During December 2010, Mercer briefed the Compensation Committee on the current conditions of the market and changes since the 2009 review. However, Mercer did not provide specific market ranges for the different elements of compensation and therefore we did not use benchmark when setting the different elements of compensation for 2010. Mercer provided information to the Committee and did not participate in the decision making process.
In addition, Mercer also provides other services related to our various healthcare plans and related benefits. Mercer was paid approximately $5,000 for all services during 2010.
Committee Effectiveness
The Committee reviews, on an annual basis, its performance, the committee charter, and the effectiveness of our compensation programs in obtaining desired results. During 2010, there were no significant changes to the Compensation Committee’s processes and the Committee judged its performance effective.

Tax and Accounting Considerations
We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance-based compensation paid during any taxable year to the Chief Executive Officer, Chief Financial Officer, and any of the three other most highly compensated executive officers, in excess of $1 million per year. This provision excludes certain forms of “performance-based compensation” from the compensation taken into account for purposes of the limit. We have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives. For example, awards under the discretionary individual performance metric of our Short-Term Incentive Compensation Plan would not be eligible for deduction if the $1 million limit for any affected executive were to be exceeded, which we do not currently believe to be the case. We consider the consequences of Section 162(m) when determining executive compensation and believe that we have structured our current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code, although this result cannot be assured. The Board will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.
Components of our Executive Compensation
Base Compensation
Our base compensation, which consists of salary, is a market-based plan referencing our peer group to ensure competitive pay levels. Base compensation is reviewed no less than annually. We consider the year-to-year rate increases to be in line with industry standards and the broad economic conditions of the country.
Short-Term Incentive Compensation
Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, which consists of cash bonuses, rewards achievement of primarily annual organizational, business unit, and individual objectives. In addition, we may also use discretionary cash bonuses as part of our executive compensation program. These discretionary awards are usually tied to extraordinary performance during the period.
Long-Term Incentive Compensation
Our long-term incentive compensation program, which consists of awards under the Plan, is designed to reward executives and other employees for long-term growth consistent with Company performance and stockholder return and is not specifically tied to a particular period of performance. The ultimate value of the long-term incentive compensation awards is dependent upon the actual performance of our stock price over time. The Compensation Committee must review and approve all award grants to the executive officers. When making grants under the Plan, the Committee takes into account the potential dilution to which our stockholders are exposed by reviewing our option overhang. Option overhang, which is represented in percentage form, is calculated as stock options granted plus the remaining options that have yet to be granted under the Plan divided by our total shares outstanding.
Our Compensation Decisions for 2010 and Base Compensation for 2011
This section describes the compensation decisions that we made with respect to the named executive officers for 2010 and during the first quarter of 2011.
Executive Summary
During 2010, we applied the compensation principles described above in determining the compensation of our named executive officers.
In summary, the compensation decisions made during 2010 and the first quarter of 2011 for the named executive officers were as follows:
•	We increased base salaries for the named executive officers on a weighted-average basis by 4.8%.
•	Short-term incentive compensation represented approximately 40% of the cash compensation paid to the named executive officers for 2010 (this excludes Mr. Parker and Ms. Bjornaas who resigned during 2010).
•	There were no long-term incentive compensation awards granted for 2010.

We believe that these decisions:
•	Are consistent with our core compensation principles,
•	Reinforce our pay for performance culture,
•	Promote the interests of long-term stockholders, and
•	Are reasonable and responsible, and within the average of the industry peer group.
Base Compensation
The Chief Executive Officer presents to the Committee recommendations for base salary adjustments for the executive officers (other than himself) and those officers reporting directly to the Chief Executive Officer. Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate cash and total executive compensation. Base salaries for our named executive officers are adjusted annually as of February 1.
The following table sets forth recent base salary information for our named executive officers:

	2011	2010
	Base Salary	Base Salary
	(Feb. 1, 2011 to	(Feb. 1, 2010 to	Percentage
Name	Jan. 31, 2012)	Jan. 31, 2011)	Increase
Charles K. Narang	$550,213	$525,013	4.8%
Terry W. Glasgow	440,175	420,014	4.8
Michele R. Cappello	270,117	257,254	5.0
In setting these base salaries, we considered:
•	The compensation philosophy and guiding principles described above;
•	Experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;
•	All the components of executive compensation, including base salary, bonus, stock options, and benefits and perquisites;
•	Mix of performance pay to total compensation;
•	Internal pay equity among named and other NCI senior executives; and
•	Base salary paid to the officers in comparable positions at peer group companies.
Short-Term Incentive Compensation
Incentive Compensation Plan
The Compensation Committee is responsible for approving bonus awards recommended to it for the Chief Executive Officer, the other named executive officers and for approving the total actual bonus pool. Bonus awards for 2010 were reviewed and approved by the Compensation Committee at its meeting during February 2011, and bonus payments were made during March 2011. The payouts under the Short-Term Incentive Compensation Plan (the ICP) are determined by the Company’s performance related to the following factors: revenue, net income, and days sales outstanding, as well as a discretionary individual performance factor.
The table below illustrates the potential cash incentive award payable, which we refer to as the ICP award potential, at each performance level (i.e., threshold, target or maximum) as a percentage of 2010 base salary for each named executive officer:

	Threshold		Maximum
Name	Performance	Target Performance	Performance
Charles K. Narang	62.5%	125.0%	162.5%
Terry W. Glasgow	37.5	75.0	97.5
Michele R. Cappello	25.0	50.0	65.0
ICP award potential is a reflection of the achievement, at threshold, target, or maximum performance levels, within each of the Company performance measures, as well as the discretionary performance measure. The discretionary component takes into account individual performance and factors, such as achievement toward corporate strategic objectives, leadership, executive development, and succession planning.

Generally, the bonus payments will be scaled linearly by the Committee if the performance level falls between the threshold and target or target and maximum performance levels.
The table below illustrates the performance levels the Compensation Committee set for 2010.

	Threshold	Target	Maximum
Revenue (in millions)	$530.0	$550.0	$577.5
Net Income (in millions)	$24.3	$25.4	$26.7
Days Sales Outstanding	76	74	72
The Compensation Committee determined:
•	The Company exceeded maximum revenue performance.
•	The Company did not meet threshold net income performance,
•	The Company exceeded maximum days sales outstanding performance, and
•	Mr. Glasgow and Ms. Cappello achieved target for their personal performance.
The performance measures for each named executive officer were weighed according to the following schedule as a percentage of 2010 base salaries:

			Days Sales	Personal
	Revenue	Net Income	Outstanding	Performance
Charles K. Narang	40%	50%	10%	—
Terry W. Glasgow	40%	40%	10%	10%
Michele R. Cappello	40%	40%	10%	10%
Cash bonuses awarded under the ICP excluding the individual discretionary portion are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table below. The individual discretionary portion of the ICP is reflected in the “Bonus” column of our Summary Compensation Table below. The Compensation Committee determined that Mr. Glasgow and Ms. Cappello exceeded individual performance levels for 2010 and were awarded the maximum amount available to each. There were no set individual performance factors used in determining this individual performance. Rather, the determination is based on a subjective evaluation of the individual’s overall performance during the year, as set forth more fully in the footnotes to the following table. Mr. Narang was not eligible for a personal performance portion under the ICP for 2010. Mr. Glasgow was eligible for an additional amount of up to 25% of base pay based on establishing a succession plan for the executive management team.
Based on the achievements outlined above, the Compensation Committee approved the following management performance incentive payments based on 2010 results:

Name	Percentage of Base Salary
Charles K. Narang	81%
Terry W. Glasgow (1)	75%
Michele R. Cappello (2)	38%

(1)	The Compensation Committee awarded Mr. Glasgow $31,501 in regards to the personal performance portion of the ICP which is included in the Bonus column of the Summary Compensation Table. The Compensation Committee awarded Mr. Glasgow $78,753 for his efforts regarding corporate succession planning which is included in the Bonus column of the Summary Compensation Table.

(2)	The Compensation Committee awarded Ms. Cappello $12,863 in regards to the personal performance portion of the ICP which is included in the Bonus column of the Summary Compensation Table.
Other Short-Term Compensation
Acquisition Bonus Plan
The Compensation Committee approved the Acquisition Incentive Bonus Plan (ABP) during 2007. The ABP is designed to provide cash incentive awards to the named executive officers and other employees involved with the Mergers and Acquisition (M&A) process. The Chief Executive Officer is responsible for recommending to the Committee any cash incentives under the ABP to the named executive officers other than himself.

Recommendations are based on the level of involvement in the M&A process, the amount of time and effort expended in addition to day-to-day duties, and the size and complexity of the transaction. A bonus pool is created for all completed transactions and will be paid out in two installments. The initial bonus pool will be calculated as 0.25% of the acquisition target’s trailing 12-month revenue (TTM) at the time of acquisition. Initial bonus pool payments will typically be paid within 60 days of closing. A profit-based bonus pool will be calculated six months after the acquisition closing as 2.5% of the acquisition target’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the six months following the close. Adjustments to EBITDA will be for unusual or non-recurring expenses related to the transaction, which occur during the six months following the transaction. Profit-based bonus pool payments will typically be paid within 60 days after the date that is six months following closing of the acquisition. Profit-based bonus pool payments will not be made if the target’s adjusted EBITDA margin during the six-month period following the closing of the acquisition is less than 8%. Adjusted EBITDA margin is calculated as the target’s adjusted EBITDA over the six-month period following the closing of the acquisition divided by the target’s revenue over the same period. The Chief Executive Officer can recommend increases to the pools or that no amounts are paid out under the plan.
During 2010, we did not acquire any companies and there were no awards made under the ABP.
Long-Term Incentive Compensation
Our long-term incentive-compensation plan is not necessarily tied to specific periods of performance. There have been no long-term incentive-compensation awards granted to any named executive officer through March 2011. The amounts listed in Summary Compensation Table and the Grants of Plan-Based Awards Table as Option Awards for 2010 are stock option grants were granted during March 2010.
Benefits and Other Perquisites
Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans. In addition, the Company leases an automobile for the use of our Chief Executive Officer.
We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Summary Compensation Table
The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2010, 2009, and 2008.

					Non-Equity
			Stock	Option	Incentive Plan	Other	Total
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($) *	($) **	($)	($)	Notes
Charles K. Narang
2010	521,884	—	—	—	426,573	24,982	973,439	(1)
2009	497,493	153,609	—	—	586,391	25,275	1,262,768
2008	466,266	116,930	—	—	330,070	21,532	934,798

Terry W. Glasgow
2010	417,513	110,254	—	445,440	204,757	6,038	1,184,002	(2)
2009	397,921	80,032	—	301,000	281,468	5,902	1,066,323
2008	371,878	123,463	—	182,000	197,515	6,317	881,173

Michele R. Cappello
2010	255,723	12,863	—	226,157	83,608	7,347	585,698	(3)
2009	243,587	28,660	—	120,400	116,340	7,329	516,316
2008	226,385	77,297	—	72,800	80,060	5,756	462,298

William M. Parker								(4)
2010	28,000	—	—	—	—	49,511	77,511
2009	334,254	4,000	—	240,800	—	854,284	1,433,338
2008	289,174	192,928	—	332,600	108,072	27,488	950,262

Judith L. Bjornaas
2010	293,571	—	—	356,357	—	20,677	670,605	(5)
2009	298,083	63,899	—	180,600	211,101	7,779	761,462
2008	274,888	100,459	—	109,200	145,898	7,814	638,259

*	The amounts represent the value of the awards granted during the year in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the valuation of these awards, please refer to Note 13 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

**	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Our Compensation Decisions for 2010 and Base Compensation for 2011 — Short-Term Incentive Compensation.”

(1)	Mr. Narang

For 2010:

The amount for Other Compensation represents payments on an automobile lease ($16,075), 401(k) matching ($6,469), and excess group life insurance payments ($2,438).

For 2009:

The amount relating to the personal performance portion of the ICP was $153,609. The amount for Other Compensation represents payments on an automobile lease ($16,075), 401(k) matching ($6,762), and excess group life insurance payments ($2,438).

For 2008:

The amount relating to the personal performance portion of the ICP was $116,930. The amount for Other Compensation represents payments on an automobile lease ($14,250), 401(k) matching ($4,844), and excess group life insurance payments ($2,438).

(2)	Mr. Glasgow

For 2010:

The amount relating to the personal performance portion of the ICP was $31,501. Mr. Glasgow was awarded $78,753 for developing a succession plan. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2009:

The amount relating to the personal performance portion of the ICP was $73,532. The amounts relating to the ABP was $6,500. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2008:

The amount relating to the personal performance portion of the ICP was $70,485. The amounts relating to the ABP was $52,978. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

(3)	Ms. Cappello

For 2010:

The amount relating to the personal performance portion of the ICP was $12,863. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2009:

The amount relating to the personal performance portion of the ICP was $23,660. The amounts relating to the ABP was $5,000. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2008:

The amount relating to the personal performance portion of the ICP was $28,940. The amounts relating to the ABP was $48,357. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

(4)	Mr. Parker

Mr. Parker was named our Chief Operating Officer effective July 1, 2008. Mr. Parker resigned effective January 11, 2010.

For 2010:

The amount for Other Compensation represents payments for accrued vacation ($47,600), 401(k) matching (700), and excess group life insurance payments ($1,211).

For 2009:

The amounts relating to the ABP was $4,000. The amount for Other Compensation represents payments for severance ($420,000), 401(k) matching ($4,512), excess group life insurance payments ($1,211), and the amounts represent the value of the awards accelerated in conjunction with Mr. Parker’s resignation in accordance with U.S. Generally Accepted Accounting Principles ($428,561).

For 2008:

The amount relating to the personal performance portion of the ICP was $67,928. Mr. Parker received a retention bonus of $125,000. The amount for Other Compensation represents payments for a housing allowance ($21,250), 401(k) matching ($5,625), and excess group life insurance payments ($613).

(5)	Ms. Bjornaas

Ms. Bjornaas resigned effective December 7, 2010.

For 2010:

The amount for Other Compensation represents payments for accrued vacation ($11,639), 401(k) matching ($8,607), and excess group life insurance payments ($431).

For 2009:

The amount relating to the personal performance portion of the ICP was $58,899. The amounts relating to the ABP was $5,000. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2008:

The amount relating to the personal performance portion of the ICP was $52,102. The amounts relating to the ABP was $48,357. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.
Grants of Plan-Based Awards
This following table includes awards under our ICP for and options granted during 2010. Payments under the ICP were paid to the participant during March 2011 and are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

					All Other
					Option
					Awards;
					Number of
		Estimated Possible Payouts Under			Securities		Grant Date
		Non-Equity Incentive Plan Awards			Underlying		Fair Value of
	Grant	Threshold	Target	Maximum	Options	Exercise	Option
Name	Date	$	$		$(1)	Price	Awards
Charles K. Narang	(2)	328,133	656,266	853,146	—	$—	$—
Terry W. Glasgow	(2)	157,505	315,010	409,514	34,212	29.04	445,440
Michele R. Cappello	(2)	64,314	128,627	167,215	17,370	29.04	226,157
William M. Parker (3)		—	—	—	—	—	—
Judith L. Bjornaas (3)	(2)	—	—	—	27,370	29.04	356,357

(1)	These options vest in four equal annual installments beginning March 1, 2011.

(2)	All non-equity incentive awards were paid during March 15, 2011 and all stock options were granted on March 1, 2010.

(3)	Mr. Parker resigned effective January 11, 2010. Ms. Bjornaas resigned effective December 7, 2010.

Outstanding Equity Awards as of December 31, 2010
The following table sets forth certain information with respect to option awards outstanding as of December 31, 2010 for each of the named executive officers.

	Option Awards
					Equity
					Incentive Plan
					Awards:
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option	Option
	Options—		Options—		Unearned	Exercise	Expiration
Name	Exercisable		Unexercisable		Options	Price	Date
Charles K. Narang	—		—		—	$—	—

Terry W. Glasgow	39,473		—		—	10.00	4/21/2014
	26,315		—		—	10.00	9/13/2014
	37,500		12,500	(a)	—	15.37	2/26/2014
	12,500		12,500	(b)	—	18.55	3/13/2015
	6,250		18,750	(c)	—	26.97	2/23/2016
	—		34,212	(d)	—	29.04	3/1/2017
Michele R. Cappello	37,473		—		—	6.65	2/2/2013
	13,157		—		—	10.00	11/09/2014
	7,500		2,500	(a)	—	15.37	2/26/2014
	5,000		5,000	(b)	—	18.55	3/13/2015
	2,500		7,500	(c)	—	26.97	2/23/2016
	—		17,370	(d)	—	29.04	3/1/2017
William M. Parker (f)	—		—		—	—	—

Judith L. Bjornaas (f)	39,473		—		—	6.65	2/2/2013
	3,750	(e)	—		—	26.97	3/7/2011

(a)	These options were granted on February 26, 2007 and vest equally over four years on the anniversary of the grant date.

(b)	These options were granted on March 14, 2008 and vest equally over four years on the anniversary of the grant date.

(c)	These options were granted on February 23, 2009 and vest equally over four years on the anniversary of the grant date.

(d)	These options were granted on March 1, 2010 and vest equally over four years on the anniversary of the grant date.

(e)	There options were forfeited March 7, 2011.

(f)	Mr. Parker resigned effective January 11, 2010. Ms. Bjornaas resigned effective December 7, 2010.
Option Exercises and Stock Vested Table

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise	Exercise
William M. Parker	110,000	1,152,788
Judith L. Bjornaas	18,750	$117,940
Executive Employment Agreements and Potential Payments upon Change in Control and Termination
Mr. Glasgow and Ms. Cappello have agreements which provide for payments upon a change in control and termination. The agreements were signed during March 2010. The initial term of each agreement was through December 31, 2010. The term is automatically renewed for successive one year periods unless, not later than September 30 of each year, NCI or the Executive party to such agreement has given notice to the other that the agreement shall not be extended; provided, however, that if a “Change in Control” or “Potential Change in Control” (each as defined in the agreement) has occurred during the term of the agreement, the agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control unless earlier terminated as described below.

Upon a Change in Control, any outstanding unvested equity awards shall automatically vest and all restrictions on such awards shall automatically lapse. All other severance and benefits have been structured as “double trigger” events. The severance benefits are paid only if, during the term and either within 36 months after a Change in Control or within a “Potential Change in Control Period” (as defined in the agreement), (i) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than “Cause” (as defined in the agreement), or (ii) the Executive terminates his or her employment due to “Good Reason” (as defined in the agreement) (a “Qualifying Termination”).
Upon a Qualifying Termination, the Company will pay Executive the following:
(i)	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay; and
(ii)	a cash amount equal to the sum of the following amounts: (a) two times the higher of Executive’s annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the termination is based or Executive’s annual base salary in effect immediately prior to the Change in Control; and (b) a pro-rated amount of the aggregate amount of the Executive’s annual bonus opportunity at the target level for the year in which the termination is made under the annual incentive plan applicable to Executive as in effect immediately prior to the occurrence of the event or circumstances giving rise to the termination, determined by multiplying your target level bonus amount by a fraction, the numerator of which is the number of days in the annual performance measurement period through the date of termination and the denominator of which is 365.
In addition, upon a Qualifying Termination, the Executive will also receive continuation under the terms provided to similarly situated active employees, at no cost to Executive, of life, medical and dental insurance coverage in which Executive (or your dependents) was participating as of the date of termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of: (a) the 18-month anniversary of Executive’s date of termination; (b) the date Executive first breaches the release agreement or any restrictive covenant hereunder or in any employment or other agreement with the Company which survives termination of Executive’s employment; or (c) the date Executive becomes eligible for comparable benefits under a similar welfare benefit plan of a successor employer.
Each agreement also provides that the Company will gross-up any severance payments to the extent the payments would be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal, state or local tax that may be imposed.
To receive the various benefits described above, the Executive must sign and not revoke a one-year non-competition agreement and a general release of claims.
The values in the tables below are estimates as of December 31, 2010.

			Value of	Value of
		Value of	Unvested	Tax Gross-
	Cash	Continuation	Equity	up
Name	Severance (1)	of Benefits (2)	Awards (3)	Payments	Total
Terry W. Glasgow	$1,321,000	$30,000	$102,000	$—	1,453,000
Michele R. Cappello	675,000	35,000	47,000	—	757,000

(1)	These amounts are based upon each named executives base salary as of December 31, 2010 and target bonus for 2011.

(2)	These amounts include the estimated value of continuation of health benefits, short and long term disability benefits, and life insurance benefits for 18 months.

(3)	Based on the difference between the closing price per share of the Company’s Class A Common Stock as of December 31, 2010 ($22.99) and the applicable exercise price of unvested stock options which vest upon a Change in Control. All equity awards vest upon a Change in Control.

DIRECTOR COMPENSATION
The Compensation Committee periodically evaluates the types, mix, and total compensation of the Company’s outside directors. The Committee considers the amount of time devoted to Company activities as well as peer and similarly sized and situated companies’ director compensation. The Committee has solicited and received feedback from the CEO, Chairman of the NCI Governance Committee, and others in making their determinations.
Cash Compensation
For 2010, we paid each non-employee director fees according to the following schedule. The annual director and committee chair fees are paid quarterly.

Fees
Annual Fee*	$30,000
Audit Committee Chair	10,000
Compensation Committee Chair	4,000
Nominating/Governance Committee Chair	2,500
Mergers and Acquisitions Chair	2,500
Board of Directors Meetings	1,500
Committee Meetings	1,500

*	The Board of Directors annual fee includes four meetings. Additional Board meetings are compensated at the committee meeting rate of $1,500 per meeting.
The Board of Directors increased the Audit Committee Chairman’s annual retainer from $6,000 to $10,000 at our 2010 annual meeting. For 2011, the Board of Directors increased the annual fee paid to non-employee directors to $42,000.
Stock Compensation
During June 2010, the Compensation Committee authorized a grant of 6,000 shares of non-qualified stock options of Class A common stock to each non-employee director. Mr. Nolan was granted 10,000 shares of non-qualified stock options of Class A common stock during February 2011. The options vest equally over three years on the anniversary of the grant date. The fair value of Mr. Nolan’s options will be included in our Director’s Compensation table for 2011 which will be included with our 2012 proxy statement.
Prior to our 2010 annual meeting, Mr. Gurvinder Pal Singh declined to stand for reelection to the Board of Directors. In appreciation of Mr. Singh’s service, the Board of Directors vested all of Mr. Singh’s unvested options. The value of Mr. Singh’s previously unvested options are included in the Director’s Compensation table below.
Other Compensation
No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above. However, non-employee directors are reimbursed out-of-pocket expenses related to Board of Director functions.
Directors Compensation Table
The table below lists payments made to our directors for calendar year 2010.

	Fees	Option	Total
	Earned	Awards *	Compensation
Name	($)	($)	($)
James P. Allen	$53,000	$57,780	$110,780
John E. Lawler	46,000	57,780	103,780
Paul V. Lombardi	49,000	57,780	106,780
J. Patrick McMahon	36,000	57,780	93,780
Philip O. Nolan (1)	—	—	—
Gurvinder P. Singh	16,500	48,681	65,181
Stephen L. Waechter	37,000	57,780	94,780
Daniel R. Young	39,000	57,780	96,780

*	The amounts represent the value of the awards granted during the year ended December 31, 2010 in accordance with FASB ASC 718. For a discussion of the valuation of these awards, please refer to Note 13 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(1)	Mr. Nolan joined our Board of Directors during February 2011
As of December 31, 2010, each of our directors held options to purchase the following number of shares of our Class A common stock:

Aggregate Shares Subject
Name	To Outstanding Options
Charles K. Narang	—
Terry W. Glasgow	200,000
James P. Allen	30,526
John E. Lawler	30,526
Paul V. Lombardi	30,526
J. Patrick McMahon	30,526
Philip O. Nolan (1)	—
Stephen L. Waechter	24,000
Daniel R. Young	30,526

(1)	Mr. Nolan joined our Board of Directors during February 2011.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.
Dated as of April 29, 2011
THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Paul V. Lombardi, Jr., Chairman
James P. Allen
Daniel R. Young

ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 2
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the Exchange Act), which enables our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2010 compensation of our named executive officers.
The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”
While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the outcome when making future compensation decisions for our named executive officers.
The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION
PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act (by adding Section 14A to the Exchange Act) also enables our stockholders, on a non-binding advisory basis, to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 2 above. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every three years, two years or one year.
The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on various considerations, including the following:
•	Our compensation program is designed to support long-term value creation incentives and reward performance over multi-year periods, therefore a three-year vote will allow stockholders to better judge the effectiveness of our compensation program;
•	Both the Board and our stockholders will have sufficient time to judge the effectiveness of short-term and long-term compensation policies and practices and how our performance relates to such policies and practices;
•	It will improve the ability of our institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed manner;
•	Shareholders are currently able to communicate with us on a consistent and frequent basis in order to express any concerns with our executive compensation policies and practices; and
•	It will allow the Board and our management sufficient time to thoughtfully consider and evaluate stockholder input and implement any appropriate changes to our compensation program.
While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the outcome when determining how frequently to hold an advisory vote on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. An option — three years, two years or one year — must receive a majority of the votes cast in person or by proxy in order to be deemed advised by our stockholders.
The Board of Directors unanimously recommends a vote FOR EVERY THREE YEARS for the frequency of presenting an advisory vote on executive compensation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 4)
Independent Registered Public Accounting Firm For 2011
The Audit Committee has selected the firm of Ernst & Young LLP as the NCI, Inc. independent registered public accounting firm for 2011. Ernst & Young LLP has served as the NCI, Inc. independent registered public accounting firm since the 2000 year-end audit. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by law, by the Company’s bylaws, or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2010 and 2009 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2010	2009
Audit Fees (1)	$747,000	$751,000
Audit-Related Fees (2)	5,000	—
Tax Fees	—	—
All Other Fees (3)	133,000	40,000

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and services that are normally provided in connection with regulatory filings or engagements.

(2)	Audit-related fees include those services related to consultation on accounting matters and due diligence in connection with acquisitions and divestitures.

(3)	Other fees include those services related to a pre-implementation review of our Enterprise Resource Planning system and its impact on related internal control environment.
Audit, Audit-Related, Tax, and Other services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to a policy of the Company regarding the Pre-Approval of Audit, Audit-Related, Tax, and Other Services. The Audit Committee monitors audit services engagements; reviews such engagements at least quarterly; and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:
•	Services associated with periodic reports and other documents filed with the SEC;
•	Consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies; and
•	Audit-related services.
The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:
•	Bookkeeping or other services related to the accounting records or financial statements of the Company;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing;
•	Management functions;
•	Human resources;
•	Broker-dealer, investment adviser, or investment banking services;
•	Legal services; and
•	Expert services unrelated to the audit.
All fees paid for 2010 were pre-approved by the Audit Committee.
Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board of Directors believes that the provision of services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.
During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Relationships and Related Transactions
During 2010, we purchased services from Net Commerce Corporation, a government contractor, which is wholly owned by Mr. Rajiv Narang, the son of Mr. Charles K. Narang, our founder, Chairman, and Chief Executive Officer. During 2010, approximately $922,000 was paid to Net Commerce under this agreement. As of December 31, 2010, there was approximately $140,000 due related for this contract.
The Company rents office space from Gur Parsaad Properties, Ltd., which is controlled by Dr. Gurvinder Pal Singh. Dr. Singh was a member of the NCI Board of Directors until June 9, 2010. The lease is for approximately 41,000 square feet at approximately $15.00 per square foot with annual escalation and shared common area operating expenses. The lease expires on June 30, 2015. For the year ended December 31, 2010, NCI paid approximately $1.0 million in lease payments under the office lease. As of December 31, 2010, there were no outstanding accounts payable.
During June 2007, the Company entered into a Stock Purchase Agreement to purchase 100% of the outstanding shares of Karta Technologies, Inc. This agreement included certain indemnifications from the selling stockholders. Dr. Singh was one of the selling stockholders of Karta. At the time of the purchase, an escrow account was established to pay for indemnification claims. As of December 31, 2010, there were no amounts owed.
Employee Relationships
NCI employs Mr. Christopher C. Glasgow, son of Mr. Terry W. Glasgow, our President and a director, as a Senior Program Manager. Mr. Christopher C. Glasgow earned approximately $166,000 in salary and bonus for 2010.
NCI employs Mr. Richard O. Bjornaas, spouse of Ms. Judith L. Bjornaas, our former Executive Vice President and Chief Financial Officer, as a Director of Management Information Systems. Mr. Richard O. Bjornaas earned approximately $153,000 in salary and bonus for 2010.
In addition, certain of our other executive officers have relatives who work for us. In all these cases, the amount of annual compensation paid to each such family member for 2010 was less than $120,000.
Related Transaction Approval Policy
The Audit Committee is charged with monitoring and reviewing related party transactions. The Audit Committee has adopted a written policy and procedures for reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS
Pursuant to Rules 14a-8(e) promulgated under the Exchange Act, in order to be included in our 2012 proxy materials, proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than December 30, 2011. If the stockholder proposal is not intended to be included in our 2012 proxy materials but is still intended to be brought before the 2012 Annual Meeting of Stockholders, under our Bylaws a stockholder must comply with certain procedures. These procedures provide that stockholders desiring to make nominations for Directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company not less than 45 days or more than 75 days before the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. In the case of proposals for the 2012 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 13, 2012, and not later than March 16, 2012 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 30, 2011). If the 2012 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2011 Annual Meeting of Stockholders, the Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day before the 2012 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2012 Annual Meeting of Stockholders was made.
Generally, any such stockholder proposal must comply with all the requirements of Rule 14a-8. In addition, any such proposal must set forth (i) as to each nominee for Director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors under the proxy rules of the SEC; (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees.
Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) assuming the meeting is held within 30 days of the anniversary of the 2011 Annual Meeting of Stockholders, we receive notice of such proposal by the later of the 45th day before such Annual Meeting and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.
ADDITIONAL INFORMATION
Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors, officers, and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms received by us from our Directors, officers, and greater than 10% beneficial owners, all these reports were filed on a timely basis.

By Order of the Board, Charles K. Narang Chairman and Chief Executive Officer
Reston, Virginia
April 29, 2011

NCI, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — JUNE 8, 2011
(This Proxy is solicited by the Board of Directors of the Company)
The undersigned stockholder of NCI, Inc. hereby appoints Messrs. Charles K. Narang and Terry W. Glasgow, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia 20191, on Wednesday, June 8, 2011 at 10 a.m. local time.
WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1; “FOR” THE ADVIOSRY VOTE ON EXECUTIVE PAY IN PROPOSAL 2; “3 YEAR” FOR THE ADVIOSRY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE PAY IN PROPOSAL 3; AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP IN PROPOSAL 4, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
These proxy materials and our annual report are available at http://materials.proxyvote.com/62886K.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

NCI, INC.
The Board of Directors recommends a vote
“FOR ALL NOMINEES” for directors in proposal 1,
“FOR” proposal 2,
“3 YEAR” for proposal 3, and
“FOR” proposal 4.
Please sign, date, and return promptly in the enclosed envelope.
Please mark your vote in blue or black ink as shown here ☑
1)	PROPOSAL 1—ELECTION OF DIRECTORS
☐	FOR all nominees

☐	WITHHOLD AUTHORITY for all nominees.

☐	FOR ALL EXCEPT (See instructions below).
NOMINEES:

☐ Charles K. Narang	☐ J. Patrick McMahon
☐ Terry W. Glasgow	☐ Philip O. Nolan
☐ James P. Allen	☐ Stephen L. Waechter
☐ John E. Lawler	☐ Daniel R. Young
☐ Paul V. Lombardi

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold as shown here ☑
2)	PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR THE YEAR ENDING DECEMBER 31, 2010.
☐ FOR                ☐ AGAINST               ☐ ABSTAIN
3)	PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.
☐ 1 YEAR                ☐ 2 YEAR                ☐ 3 YEAR               ☐ ABSTAIN
4)	PROPOSAL 4—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.
☐ FOR                ☐AGAINST               ☐ ABSTAIN
5)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1, 2, 3, and 4 are fully explained.
PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.
Signature:                            Signature (if held jointly):                             Date:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.